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                     July 20, 2022

       Mike Barajas
       Chief Financial Officer
       Via Renewables, Inc.
       12140 Wickchester Ln
       Suite 100
       Houston, Texas 77079

                                                        Re: Via Renewables,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 3, 2022
                                                            File No. 001-36559

       Dear Mr. Barajas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Clinton H. Smith